Superior Settles Litigation


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 24, 2003--Superior Financial Corp. (NASDAQ: SUFI), holding company of Superior Bank, today announced that it has reached an agreement in principle to settle the consolidated federal class action securities suits, a similar derivative suit pending in state court and other related litigation involving the Company's former employees. This litigation is summarized in the Company's 2002 Annual Report on Form 10-K at Item 3, "Legal Proceedings - Bauman Litigation".
    The settlement agreements are subject to final court approval and call for the Company and its insurance carrier to pay sums well within the Company's policy limits and materially less than the Company's estimates of the costs of litigation. The Company's contribution to the settlement is approximately $475,000 pretax, or $0.04 diluted earnings per share, which amount has been recorded as a non-recurring expense in the first quarter of 2003. Superior plans to release its first quarter 2003 earnings announcement and concurrently file its Quarterly Report on Form 10-Q reflecting the settlement expense as scheduled on May 5, 2003.
    "We are pleased to announce the conclusion of this litigation," said Stan Bailey, Chairman and C.E.O. of Superior. "While we were confident of vindication had these matters gone to trial, given the exorbitant costs of litigation today, we believe that the Company and its shareholders have reaped a significant benefit by our settling all of these cases at an amount well below projected litigation costs. More importantly, the settlement frees management to focus exclusively on the positive - enhancing shareholder value."
    Superior Financial Corp. is the holding company of Superior Bank, which is a $1.7 billion federal savings bank operating 61 full service branch and loan production offices in Arkansas and Oklahoma. The bank has three active subsidiaries - Superior Financial Services, Inc., providing discount brokerage and full service investment advisory services, Southwest Protective Life Insurance Company and Superior Finance Company, a consumer finance operation. Superior Financial Corp. stock is traded on the NASDAQ National Market under the symbol SUFI.
    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
    This report contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties, such as obtaining court approval, that could cause actual outcomes to differ materially from those expressed in or implied by the statements.


    CONTACT: Superior Financial Corp.
             Robert A. Kuehl, 501/324-7255
             Web Site: www.superiorfinancialcorp.com